Exhibit 99
FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department
(954) 883-1000
investor.relations@applicamail.com
Applica Extends Engagement of Alvarez & Marsal Appointing
Interim Chief Operating Officer
     Miramar, Florida (December 12, 2005) — Applica Incorporated (NYSE: APN) today announced that it has recently extended the engagement of Alvarez & Marsal, LLC, a global professional services firm specializing in turnaround management, to work with the Board of Directors and management team to identify additional actions to accelerate the company’s financial turnaround. Alvarez & Marsal will partner with the Company’s leadership team to evaluate its strategic plan, implement various business initiatives and drive performance improvement. Applica also announced the appointment of David Coles of Alvarez & Marsal as interim Chief Operating Officer.
     Harry D. Schulman, Applica’s Chairman of the Board and Chief Executive Officer, stated, “Mr. Coles and A&M were retained based on their solid record of assisting in successful financial and operational performance improvement programs, including their substantial experience in consumer branded products. Leveraging Alvarez & Marsal’s experience and expertise will provide us with additional perspectives on ways to strengthen our financial performance and capabilities.”
     Mr. Coles, a Managing Director at Alvarez & Marsal, specializes in business performance improvement, profitability analysis and working capital management, most recently with a focus on manufacturing and healthcare. With more than 15 years of financial restructuring experience, his primary areas of expertise include cash flow management and the formulation and implementation of restructuring and performance improvement plans for underperforming businesses. He has worked in a variety of management and advisory roles in several industries, most recently serving as the Chief Executive Officer of American Business Financial Services, Inc. and prior to that as the Chief Executive Officer of the National Century Financial Enterprises.
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. Additional information regarding the Company is available at www.applicainc.com.
     Alvarez & Marsal is a leading global professional services firm with expertise in guiding underperforming companies and public sector entities through complex financial, operational and organizational challenges. The firm employs a distinctive hands-on approach by working closely with clients, management and stakeholders to resolve problems and implement solutions. Founded in 1983, Alvarez & Marsal draws on its strong operational heritage to provide specialized services, including: Turnaround and Management Advisory, Crisis and Interim Management, Performance Improvement, Creditor Advisory, Global Corporate Finance, Dispute Analysis and Forensics, Tax Advisory, Business Consulting, Real Estate Advisory and Transaction Advisory services. A network of experienced professionals in locations across the US, Europe, Asia and Latin America, enables the firm to deliver on its proven reputation for leadership, problem solving and value creation.